Exhibit 99.8


                               AVOCENT CORPORATION

                   COMMENTS BY MANAGEMENT ON FINANCIAL RESULTS

                      FOR THE QUARTER ENDED MARCH 30, 2007

Concurrently with the filing of these comments, Avocent Corporation has issued a press release containing financial information for the quarter ended March 30, 2007. The following commentary should be read in conjunction with that press release including its financial tables.

Overview for the First Quarter 2007
-----------------------------------

Operational revenue of $133.9 million for the first quarter represents an increase of 42% from the first quarter of 2006. The year over year increase is due primarily to the inclusion of LANDesk and Cyclades in 2007 (which were acquired on August 31, 2006 and March 30, 2006, respectively).

Q1 2007 revenue decreased 19% from the fourth quarter of 2006. We typically experience a sequential decline in revenue from the fourth quarter of one year to the first quarter of the following year. However, as discussed in our press release dated April 6, 2007, our first quarter 2007 revenue fell short of our expectations. We believe revenue fell below our expectations for several reasons including softness in overall enterprise capital spending, specifically spending in the IT sector and the related slowing of channel activity, project delays by some customers and a lower level of economic activity than we had expected.

Divisional Revenue for the First Quarter
----------------------------------------

The Management Systems Division recorded revenue of $105.1 million, up 16.1% from the first quarter of last year but down 21.4% from the fourth quarter of last year. For the first quarter of 2007, revenue from the sale of KVM products was approximately $80.7 million, revenue from serial products was approximately $11.3 million and revenue from our embedded software and solutions (formerly our AESS Division) was approximately $7.6 million.

LANDesk revenue increased to $23.9 million in the first quarter of 2007 from $22.4 million in the first quarter of 2006. From the first quarter of 2006, revenue benefited from increases in new license sales of the LANDesk Management Suite and new subscriptions of the LANDesk Security Suite. The security products were 23.5% of LANDesk revenue this quarter versus 15.5% in the first quarter of 2006. The change in mix has an impact on revenue recognized as license sales typically are recognized upon delivery of the license keys whereas subscription revenue is deferred and amortized to revenue over the subscription term.


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As mentioned previously, we will begin limited cross-selling efforts between our
LANDesk and Management Systems Divisions during the second quarter of 2007. We have begun the process of coordinating our product roadmaps, and we expect to integrate the software platforms over the next year.

Our other, smaller entrepreneurial divisions continue to make progress. Revenue for the first quarter of 2007 grew to $4.2 million from $3.0 million in the first quarter of 2006. As discussed previously, we integrated the Mobile Solutions Division into LANDesk (effective on January 1, 2007) and this division's first quarter results are included with LANDesk for the first quarter of 2007. LANDesk incorporated this technology into the LANDesk Management Suite in the fourth quarter of 2006. These entrepreneurial business units and our continued focus on emerging technologies provide Avocent the potential to diversify our revenue and find new areas for growth.

Sales of new products that were introduced or significantly refreshed during the past 12 months contributed approximately $27.4 million to revenue in the first quarter of 2007.

GAAP basis revenue was $133.2 million for the first quarter 2007. Operational revenue includes $781,000 for the first quarter's amortization of LANDesk deferred revenue, which was not recognized on a GAAP basis as it was reduced in the application of purchase accounting. Had we not acquired LANDesk, the $781,000 represents the portion of deferred revenue existing at the acquisition date (August 31, 2006) which LANDesk would have recognized as earned during the first quarter.

Gross Margin
------------

Total gross profit was $84.7 million for the quarter compared to $56.0 million for the same quarter last year, representing an increase of 51%. The increase in gross profit was disproportionately higher than the 42% increase in operational revenue due to the impact of LANDesk software and maintenance revenue. LANDesk software and maintenance revenue increases our overall gross profit as the gross margin on this division was 88% for the quarter. Legacy Avocent (excluding LANDesk) produced $63.7 million in gross profit on $110.0 million in sales, or 57.9%, down 3.4% compared to the 61.3% experienced in Q4 2006. Traditionally, Q1 of each year generates our lowest quarterly revenue of the year with Q4 generating our highest. This seasonal trend is even more evident as Q4 of 2006 set a revenue record for us of $166.1 million. Consistent with this quarterly trend, the decrease in gross margin was primarily driven by lower revenue than that of Q4 2006 combined with increases to our excess and obsolete reserves associated with the end of life for certain products.

Operating Expenses
------------------

R&D costs during the first quarter of 2007 were $19.8 million and represented 14.8% of sales. This compares to $18.2 million for Q4 of 2006, with the increase primarily attributable to the impact of headcount additions in key product development areas and the annual pay increase granted at the beginning of 2007. Compared to Q1 of 2006, R&D expenses increased $6.9 million due primarily to the addition of LANDesk and Cyclades R&D teams.


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Selling,  General and  Administrative  expenses were $46.3 million,  or 34.6% of sales. This compares to $50.0 million for Q4 2006 and represents a decrease of $3.7 million, primarily related to the decline in revenue and the related impact on incentive and commission compensation expense.

Our Q1 2007 operating profit decreased $1.7 million and $22.7 million compared to the first and fourth quarters of 2006, respectively, to $18.6 million, resulting in an operating margin of 13.9% for the first quarter of 2007.

Other Income (Expense) Statement Items
--------------------------------------

Other income and expense netted to an expense of $1.7 million for Q1, up $0.4 million compared to that of Q4 2006. This also compares to $3.0 million in net other income generated in Q1 2006, primarily through investment activities. The increase in net other expense is a result of reduced cash available for investment combined with interest expense on our line of credit as we funded the acquisition of Cyclades at the end of the first quarter of 2006 and LANDesk at the end of August 2006. We used approximately $30.7 and $15.4 million of cash during the fourth quarter of 2006 and first quarter of 2007, respectively, for our share repurchase program.

Our effective tax rate for the quarter was 25.0% compared to 23.5% and 25.5% for the fourth and first quarters of 2006, respectively. The mix of pretax profit among our U.S. and foreign based companies affects the rate. We are currently integrating our tax planning strategies and reviewing recent legislative changes to the US R&D tax credits that may have an impact on our future effective tax rates.

Operational net income (before the effects of intangible asset amortization and stock-based compensation) was $12.7 mi1lion or 9.5% of sales. This compares to $30.6 and $17.4 million for the fourth and first quarters of 2006, respectively.

Operational earnings per share (before the effects of intangible amortization, and stock-based compensation) amounted to 25 cents per diluted share for the quarter versus 35 cents for the first quarter of 2006. Our weighted average diluted shares outstanding increased year over year by approximately 1.8 million to 51.9 million this quarter related to the net new shares issued in the LANDesk acquisition (offset by shares we repurchased).

Cash Flow and Balance Sheet Items
---------------------------------

At the end of the first quarter we had approximately $109 million in cash and investments. Cash flow from operations was approximately $19 million for the first quarter of 2007.


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Our accounts  receivable  balance  decreased  over $17 million from December 31,
2006 as a direct result of the slower sales in our first quarter, and was helped by improved cash collections during the quarter, specifically at LANDesk. However, our DSO increased during the quarter (to 74 from 70 at the end of 2006) as a result of a higher concentration of sales in the third month of the quarter than we typically experience. In addition, adding LANDesk customer balances to our receivables, which tend to have longer payment terms than legacy Avocent balances have, increased our DSO's. Excluding LANDesk, our DSO was 67 for the quarter, still outside our target of 60 for legacy Avocent. However, our aging remains strong and has shown improvement from the fourth quarter of 2006.

Our operations group worked to reduce our inventories in the first quarter, which declined slightly by $1.6 million, despite planning and stocking for higher sales volume in the quarter. However our inventory turns decreased to 4.9, primarily as a result of our lower sales volume. Had revenue met our expectation, the inventory levels would have been lower at quarter end.

We remain focused on our balance sheet. Our management team feels strongly that we should manage our balance sheet to ensure our investment in assets is focused on providing the products our customers need, ensuring that our employees have the tools they need to serve customers and paying our vendors in a timely manner.

During the quarter, we invested approximately $2.7 million for capital expenditures while depreciation was approximately $2.4 million for the quarter. The balance outstanding on our line of credit remains unchanged from December 31, 2006, approximately $150 million.

During the first quarter, we purchased 486,000 shares of Avocent stock at a cost of $15.4 million. These shares combined with the shares of Avocent stock bought back in prior quarters total 10.3 million shares out of the 12 million shares authorized for repurchase under our repurchase programs. The shares repurchased during the first quarter were used to offset options exercised during the quarter and a portion of the restricted stock units vesting during the quarter. Proceeds from option exercises totaled $2.8 million in the first quarter of 2007.


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Forward-Looking Statements
--------------------------

This commentary contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These
include statements regarding the integration and operation of LANDesk and its operations, product roadmap, and software platforms, our focus on the emerging technologies in our entrepreneurial business units and our efforts to diversify our revenue and find new areas for growth, the size and growth of the current and future markets for our products and technologies, and our effective tax rate in the future. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.


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